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Pricing Supplement dated:  9/14/2000                         Rule 424 (b) 3
to Prospectus dated: June 6, 2000                            File No.  333-84179


                             HOMESIDE LENDING, INC.
                          MEDIUM-TERM NOTE - FIXED RATE
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Principal Amount:                 $25,000,000   Interest Rate (per annum): 7.00%
Agent's Discount or Commission:   $    62,500   Original Issue Date: 9/14/2000
Net Proceeds to Issuer:           $24,937,500   Stated Maturity Date: 9/16/2002
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Interest Payment Date(s): Each 3/16 and 9/16, commencing 3/16/2001

Redemption:
 [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
 [ ] The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction: _____% until Redemption Percentage is 100% of the principal amount.

Optional Repayment:
 [X] The Notes cannot be repaid prior to the Stated Maturity Date.
 [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
         Option Repayment Dates:
         Repayment Price _____ %

Original Issue Discount :  [ ]  Yes    [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Specified Currency: USD

Form:   [X]  Book-Entry     [ ]  Certificated

Agent(s): Merrill Lynch & Co.

Agent acting in the capacity as indicated below:
     [ ]  Agent              [X]  Principal

If as principal:
     [ ] The Notes are being reoffered at varying prices related to prevailing market prices at the time of resale.
     [X] The Notes are being offered at a fixed initial public offering price of 100 % of principal amount.

If as agent:
     [ ] The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

     Other Provisions: